EXHIBIT 99

BIOELECTRONICS CORPORATION
(A DEVELOPMENT STAGE COMPANY)

FINANCIAL STATEMENTS
PERIOD FROM APRIL 10, 2000 (INCEPTION) TO DECEMBER 31, 2009

BIOELECTRONICS CORPORATION (A DEVELOPMENT STAGE COMPANY)
PERIOD FROM APRIL 10, 2000 (INCEPTION) TO DECEMBER 31, 2009

TABLE OF CONTENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
BioElectronics Corporation
Frederick, Maryland

We have audited the accompanying balance sheets of BioElectronics Corporation (A Development Stage Company) as of December 31, 2009 and 2008 and the related statements of operations, changes in stockholders' deficiency and cash flows for the three year period ended December 31, 2009 and for the period from April 10, 2000 (Inception) to December 31, 2009. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards required that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BioElectronics Corporation as of December 31, 2009 and 2008 and the results of its operations and its cash flows for the three year period ended December 31, 2009 and for the period from April 10, 2000 (Inception) to December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has substantial losses from operations which raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are also discussed in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Berenfeld Spritzer Shechter & Sheer, LLP
Fort Lauderdale, Florida
March 31, 2010

BioElectronics Corporation (A Development Stage Company)
Balance Sheets
December 31, 2009 and 2008

	2009	2008
Assets
Current assets:
Cash and cash equivalents	$296,352	$55,278
Trade and other receivables, net	402,003	68,878
Inventory	201,359	65,092
Due from related party	165,297	-
Prepaid expenses and others	102,635	5,791

Total current assets	1,167,646	195,039

Property and equipment	93,502	93,502
Less: Accumulated depreciation	(79,921)	(65,342)
Property and equipment, net	13,581	28,160

Security deposits	-	900

Total assets	$1,181,227	$224,099

Liabilities and stockholders' deficiency
Current liabilities:
Accounts payable	$85,661	$407,151
Accrued expenses	43,241	258,753
Notes payable	12,654	574,092
Customer deposits	-	119,398

Total current liabilities	141,556	1,359,394

Long-term liabilities:
Related party notes payable	1,824,176	1,598,479

Total liabilities	1,965,732	2,957,873

Commitments and contingencies

Stockholders' deficiency:

Common stock, par value $0.001 per share, 1,500,000,000 and 750,000,000 shares authorized at December 31, 2009 and 2008 respectively; 1,470,998,871 and 266,542,635 shares issued and outstanding at December 31, 2009 and 2008, respectively	1,470,999	266,542

Additional paid-in capital	8,408,986	7,404,197

Deficit accumulated during the development stage	(10,664,490)	(10,404,513)

Total stockholders' deficiency	(784,505)	(2,733,774)

Total liabilities and stockholders' deficiency	$1,181,227	$224,099

The accompanying notes are in integral part of these financial statements.

BioElectronics Corporation (A Development Stage Company)
Statements of Operations
For the Years Ended December 31, 2009, 2008 and 2007
And for the Period from April 10, 2000 (Inception) to December 31, 2009

	2009	Years ended December 31, 2008	2007	Period from April 10, 2000 (Inception) to December 31, 2009

Sales	$1,145,647	$716,755	$603,110	$3,451,584
Cost of Goods Sold	390,342	508,541	169,921	1,514,493
Gross profit	755,305	208,214	433,189	1,937,091

General and Administrative Expenses:
Depreciation and Amortization	14,579	15,099	19,419	96,713
Investor Relations Expenses	33,895	551,288	543,108	1,594,561
Sales Support Expenses	147,037	439,359	343,219	1,427,930
Other General and Administrative Expenses	708,745	1,034,595	912,193	7,969,185

Total General and Administrative Expenses	904,256	2,040,341	1,817,939	11,088,389

Loss from Operations	(148,951)	(1,832,127)	(1,384,750)	(9,151,298)

Interest Expense and Other:
Interest Expense	(111,026)	(192,083)	(588,042)	(1,477,340)
Loss on Disposal of Assets	-	-	(30,262)	(35,852)

Total Interest Expense and Other	(111,026)	(192,083)	(618,304)	(1,513,192)

Loss Before Income Taxes	(259,977)	(2,024,210)	(2,003,054)	(10,664,490)

Provision for Income Tax Expense	-	-	-	-

Net loss	$(259,977)	$(2,024,210)	$(2,003,054)	$(10,664,490)

Net loss Per Share - Basic and Diluted	$(0.00)	$(0.01)	$(0.02)	N/A

Weighted Average Number of Shares Outstanding -
Basic and Diluted	982,246,684	178,826,253	90,906,674	N/A

The accompanying notes are in integral part of these financial statements.

BioElectronics Corporation (A Development Stage Company)
Statement of Changes in Stockholders’ Deficiency
For the Period from April 10, 2000 (Inception) to December 31, 2009

	Capital Stock		Additional Paid-in Capital	Deficit Accumulated During the Development Stage	Total
	Shares	Amount

Balance at April 10, 2000 (Inception)	-	$-	$-	$-	$-
Net Loss	-	-	-	(34,124)	(34,124)
Contribution of assets	-	-	8,000	-	8,000
Issuance of common stock for services rendered	22,150,000	22,150	(8,000)	(13,150)	1,000
Balance at December 31, 2000	22,150,000	22,150	-	(47,274)	(25,124)
Net Loss		-	-	-	-
Balance at December 31, 2001	22,150,000	22,150	-	(47,274)	(25,124)
Net Loss		-	-	-	-
Balance at December 31, 2002	22,150,000	22,150	-	(47,274)	(25,124)
Net Loss		-	-	(568,087)	(568,087)
Sale of common stock at $.03 per share	3,950,000	3,950	112,100	-	116,050
Sale of common stock at $.0496 per share	800,000	800	38,900	-	39,700
Sale of common stock at $.35 per share	40,000	40	13,960	-	14,000
Balance at December 31, 2003	26,940,000	26,940	164,960	(615,361)	(423,461)
Net loss		-	-	(792,799)	(792,799)
Common stock dividend	15,800,577	15,800	-	(15,800)	-
Issuance of common stock for services rendered	2,245,649	2,246	110,036	-	112,282
Sale of common stock at $.3540 per share	678,000	678	239,322	-	240,000
Sale of common stock at $.4286 per share	149,333	149	63,851	-	64,000
Sale of common stock at $.30 per share	83,333	83	24,917		25,000
Sale of common stock at $.01 per share	5,020,000	5,020	45,180	-	50,200
Balance at December 31, 2004	50,916,892	50,916	648,266	(1,423,960)	(724,778)
Net loss		-	-	(1,914,053)	(1,914,053)
Fair value of warrants issued in connection with financing arrangements			542,460		542,460
Issuance of common stock for services rendered	2,128,000	2,128	205,043	-	207,171
Sale of common stock at $.30 per share	3,420,000	3,420	1,022,580	-	1,026,000
Sale of common stock at $.0833 per share	4,600,000	4,600	378,785	-	383,385
Sale of common stock at $.0959 per share	800,000	800	75,912	-	76,712
Sale of common stock at $.1475 per share	1,000,000	1,000	146,500	-	147,500
Balance at December 31, 2005	62,864,892	62,864	3,019,546	(3,338,013)	(255,603)
Net loss				(3,039,236)	(3,039,236)
Issuance of common stock for services rendered	7,099,856	7,100	433,481	-	440,581
Fair value of warrants issued in connection with financing arrangements	-	-	182,913	-	182,913
Sale of common stock at $.1667 per share	240,000	240	39,760	-	40,000
Sale of common stock at $.10 per share	400,000	400	39,600	-	40,000
Issuance of common stock for conversion of debt	5,000,000	5,000	495,000		500,000
Stock based compensation expense	-	-	23,941	-	23,941
Balance at December 31, 2006	75,604,748	75,604	4,234,241	(6,377,249)	(2,067,404)
Net loss				(2,003,054)	(2,003,054)
Issuance of common stock for services rendered	1,555,000	1,555	51,145	-	52,700
Sale of common stock at $.035 per share	6,000,000	6,000	204,000	-	210,000
Sale of common stock at $.04 per share	750,000	750	29,250	-	30,000
Sale of common stock at $.0444 per share	1,125,000	1,125	48,875	-	50,000
Issuance of common stock for conversion of debt	33,366,847	33,367	1,470,471	-	1,503,838
Stock based compensation expense	-	-	14,000	-	14,000
Balance at December 31, 2007	118,401,595	118,401	6,051,982	(8,380,303)	(2,209,920)
Net loss				(2,024,210)	(2,024,210)
Issuance of common stock for services rendered	45,338,500	45,338	355,007	-	400,345
Sale of common stock at $.035 per share	2,000,000	2,000	68,000	-	70,000
Sale of common stock at $.0026 per share	8,500,000	8,500	14,000	-	22,500
Sale of common stock at $.005 per share	5,000,000	5,000	20,000	-	25,000
Sale of common stock at $.0032 per share	6,250,000	6,250	13,750	-	20,000
Sale of common stock at $.00351 per share	5,700,000	5,700	14,300	-	20,000
Sale of common stock at $.0035 per share	11,642,857	11,643	29,107	-	40,750
Issuance of common stock for conversion of debt	63,709,683	63,710	838,051		901,761
Balance at December 31, 2008	266,542,635	$266,542	$7,404,197	$(10,404,513)	$(2,733,774)
Net loss				(259,977)	(259,977)
Issuance of common stock for services rendered	149,051,667	149,052	93,845	-	242,897
Sale of common stock at $.0030 per share	9,000,000	9,000	18,000	-	27,000
Sale of common stock at $.0020 per share	15,000,000	15,000	15,000	-	30,000
Sale of common stock at $.0017 per share	11,500,000	11,500	8,500	-	20,000
Sale of common stock at $.0015 per share	16,666,667	16,667	8,334	-	25,001
Sale of common stock at $.0012 per share	55,500,000	55,500	11,100	-	66,600
Sale of common stock at $.0013 per share	16,750,000	16,750	4,850	-	21,600
Sale of common stock at $.02 per share	7,500,000	7,500	142,500	-	150,000
Sale of common stock at $.028 per share	5,357,142	5,357	144,643	-	150,000
Sale of common stock at $.0444 per share	2,250,000	2,250	97,750	-	100,000
Sale of common stock at $.05 per share	5,646,000	5,646	276,654	-	282,300
Issuance of common stock for conversion of debt	905,788,207	905,788	182,724	-	1,088,512
Issuance of common stock for warrant exercises	4,446,553	4,447	889	-	5,336
Balance at December 31, 2009	1,470,998,871	$1,470,999	$8,408,986	$(10,664,490)	$(784,505)

The accompanying notes are in integral part of these financial statements.

BioElectronics Corporation (A Development Stage Company)
Statements of Cash Flows
For the Years Ended December 31, 2009, 2008 and 2007
And for the Period from April 10, 2000 (Inception) to December 31, 2009

	2009	Years ended December 31, 2008	2007	Period from April 10, 2000 (Inception) to December 31, 2009
Cash flows from Operating Activities:
Net loss	$(259,977)	$(2,024,210)	$(2,003,054)	$(10,664,490)
Adjustment to Reconcile Net Loss to Net Cash Used In Operating Activities:
Depreciation and amortization	14,579	15,099	19,419	98,284
Provision for bad debts	-	-	12,000	58,255
Amortization of non-cash debt issuance costs	-	-	350,589	725,373
Non-cash expenses	242,898	400,346	52,700	1,455,978
Stock-based employee compensation expense	-	-	14,000	37,941
Non-cash interest related to notes payable	52,656	188,958	205,030	592,418
Non-cash interest related to related party notes payable	87,703	-	-	87,703
Write off of related party notes payable	(266,490)	-	-	(266,490)
Amortization of loan costs	-	3,125	63,100	129,852
Increase in related party notes payable for services rendered	-	247,345	309,181	562,776
Loss on disposal of property and equipment	-	-	30,262	35,852

Changes in Assets and Liabilities
(Increase) Decrease in:
Trade and other receivable	(333,125)	129,382	(98,760)	(625,553)
Inventory	(136,267)	126,443	(128,033)	(201,359)
Due from related party	(165,297)	-	-	-
Prepaid expenses and others	(84,190)	(1,512)	-	(89,980)
Deposits	900	-	-	-

Increase (Decrease) in:
Accounts payable	(181,241)	13,923	(148,348)	225,909
Accrued expenses	(215,512)	260,543	(13,199)	251,683
Customer deposits	(119,398)	119,398	-	-

Net cash used in operating activities	(1,362,761)	(521,160)	(1,335,113)	(7,585,848)

Cash flows from Investing Activities
Acquisition of property and equipment	-	(6,882)	-	(128,729)
Net cash Used in Investing Activities	-	(6,882)	-	(128,729)

Cash flows from Financing Activities
Proceeds from note payable, net of loan costs of $10,000	-	-	-	1,090,148
Payments on note payable	(62,000)	(100,000)	-	(528,219)
Proceeds from related party notes payable	1,725,360	461,371	962,787	4,804,953
Payments on related party notes payable	(932,025)	(12,600)	(10,100)	(969,803)
Proceeds from issuance of common stock	872,500	198,250	290,000	3,623,837
Other	-	-	-	(9,987)
Net cash provided by financing activities	1,603,835	547,021	1,242,687	8,010,929

Net increase (Decrease) in cash	241,074	18,979	(92,426)	296,352
Cash- Beginning of Year	55,278	36,299	128,725	-

Cash- End of Year	$296,352	$55,278	$36,299	$296,352

Supplemental Disclosures of Cash Flow Information:
Cash paid during the years for:
Interest	$-	$-	$-	$66,632
Income taxes	$-	$-	$-	$-

Supplemental Schedule of Non-Cash Investing and Financing Activities:

Conversion of debt and accrued interest into common stock	$1,093,848	$967,658	$1,248,119	N/A
Conversion of warrants into common stock	$5,336	$-	$-	$5,336
Prepaid insurance expense through issuance of notes	$12,654	$-	$-	$12,654
Equipment purchases financed through capital leases and notes payable	$-	$-	$-	$9,986

The accompanying notes are in integral part of these financial statements.

BioElectronics Corporation (A Development Stage Company)
Notes to Financial Statements

NOTE 1 - NATURE OF BUSINESS

BioElectronics Corporation was incorporated in April 2000 and began employee-based operations in 2003.  BioElectronics Corporation (the “Company”) is the maker of inexpensive, drug–free, anti-inflammatory medical devices and patches – its primary SIC code is 3845.  The Company's wafer thin patches contain an embedded microchip and battery that deliver pulsed electromagnetic energy, a clinically proven and widely accepted anti-inflammatory and pain relief therapy that heretofore has only been possible to obtain from large, facility-based equipment.  BioElectronics markets and sells its current products under the brand names ActiPatch®, Allay™ and RecoveryRx™.

The dermal patch delivery system creates a multitude of new product opportunities for chronic and acute inflammatory conditions.  The market potential is estimated at $10 billion or 400 million incidents worldwide.  The distinctive value proposition of the device is the delivery of drug-free therapy that reduces pain and inflammation and accelerates healing by 30% to 50% when compared with the present standard methods of patient care.  The current major applications are:

•      Medical Surgeries
•      Chronic Wounds
•      Oral Surgeries
•      Sprains and Strains
•      Lower Back Pain
•      Chronic Repetitive Stress Injuries, Heel Pain, Carpal Tunnel, Bursitis, etc.

The Company was granted its first approval from the FDA under a 510(k) in August 2002.  Prior to FDA approval and the establishment of its research and development group, PAW, LLC (an entity owned by the family of Andy Whelan, President) funded the operations and costs of product development.

In December 2004, the Company received ISO and CE (European Common Market) certification.  In 2005, Health Canada approved ActiPatch® Therapy for the relief of pain in musculoskeletal complaints.

In early 2008, the Company redesigned its product and manufacturing process and established new disease specific products and distinct medical and retail product lines.  It also shifted its attention to international sales.

The accompanying financial statements are those of a development stage company.  The Company is currently engaged in and devotes considerable time to planning, developing and testing Infomercials, product design changes, establishing sources of material supply and manufacturing subcontractors, recruiting distributors and establishing a market presence for its product.

The Company has focused attention on international customers to expand its distributions and sales.  The Company has established distribution agreements with distributors in Korea, Singapore, Malaysia, Canada, Columbia, Italy, Scandinavia, Saudi Arabia, Japan, Benelux, the Balkans, Austria, Australia, China and South America.  The distribution agreements grant the right to sell BioElectronics’ products in certain territories.  The distributors are responsible for advertising and promotion in their assigned territories.  In addition, the distributors are subject to minimum annual product purchases, minimum initial purchases and minimum inventory requirements.

BioElectronics Corporation (A Development Stage Company)
Notes to Financial Statements

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The Company has prepared the financial statements in accordance with accounting principles generally accepted in the United States of America.

Effective September 30, 2009, the Financial Accounting Standards Board (“FASB”) established The FASB Accounting Standards Codification (“ASC”) (formerly Statement of Financial Accounting Standards (“SFAS”) No. 162, “The Hierarchy of Generally Accepted Accounting Principles”) as the source of authoritative accounting to be applied by nongovernmental entities in the preparation of financial statements in conformity with U.S. GAAP. Except for newly issued standards that have not been codified, references to codified literature have been updated to reflect this change.

DEVELOPMENT STAGE COMPANY

As defined by ASC Topic 915, “Development Stage Entities” (formerly SFAS 7, “Accounting and Reposting by Development Stage Enterprises”), the Company is devoting substantially all of its present efforts to developing its business. Additionally, the Company has not yet commenced one of its planned principal activities, the sales of products in the U.S. retail market.  All losses accumulated since inception have been considered as part of the Company’s development stage activities. Costs of start-up activities, including organizational costs, are expensed as incurred.

CONCENTRATION OF CREDIT RISK

Financial instruments, which potentially subject the Company to significant concentration of credit risk, consist primarily of cash and cash equivalents. From time to time the Company may have bank deposits in excess of federally insured limits.  The standard maximum deposit insurance amount protected by the Federal Deposit Insurance Corporation is $250,000.   As at December 31, 2009, the excess amount of bank deposits unprotected is approximately $46,000.  Management believes that the Company is not exposed to significant credit risk due to the financial position of the depository institutions in which those deposits are held.

USE OF ESTIMATES

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. The more significant estimates include inventory obsolescence reserve, useful lives for depreciation and amortization, salvage values of depreciable equipment, valuation of warrants and options, allowance for doubtful trade and other receivables and the utilization of deferred tax assets. Actual results could differ from those estimates.

BioElectronics Corporation (A Development Stage Company)
Notes to Financial Statements

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (CONTINUED)

TRADE AND OTHER RECEIVABLES

The Company maintains reserves on customer accounts where estimated losses may result from the inability of its customers to make required payments. These reserves are determined based on a number of factors, including the current financial condition of specific customers, the age of trade and other receivable balances and historical loss rate.  The allowance for doubtful accounts was $33,791 at both December 31, 2009 and 2008. Bad debt expense for the years ended December 31, 2009, 2008 and 2007 was $3,385, $17,095 and $13,970, respectively.

CREDIT RISK ASSOCIATED WITH TRADE RECEIVABLE

In order to reduce the default risk associated with international revenue transactions, the Company secured most of international sales by a letter of credit or guaranteed by the Export Import Bank of the United States.

INVENTORIES

Inventories consist of raw materials, supplies and finished goods. All inventories are valued at lower of average cost or market determined under the first-in, first-out method. The Company periodically reviews inventories and items considered outdated or obsolete are reduced to their estimated net realizable value.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company reviews its long lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable as prescribed by ASC Topic 360-10-05, “Impairment or Disposal of Long-Lived Assets (formerly SFAS No. 144 “Accounting for the Impairment of Long-Lived Assets”). If the carrying amount of the asset, including any intangible assets associated with that asset, exceeds its estimated undiscounted net cash flow, before interest, the Company will recognize an impairment loss equal to the difference between its carrying amount and its estimated fair value. No impairment losses were recognized for the years ended December 31, 2009, 2008 or 2007.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost less accumulated depreciation. The Company provides for depreciation expense on a straight line basis over each asset’s estimated useful life.

ASSET CLASSIFICATION	USEFUL LIFE
Machinery	5 years
Equipment	5 years
Leasehold Improvements	5 years

BioElectronics Corporation (A Development Stage Company)
Notes to Financial Statements

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (CONTINUED)

Additions to property and equipment and major improvements are capitalized. Gains and losses on dispositions are recognized immediately. Maintenance, repairs and minor replacements are expensed as incurred. Depreciation expense for the years ended December 31, 2009, 2008 and 2007 was $14,579, $15,099, and $19,419, respectively.

REVENUE RECOGNITION

The Company sells its products to wholesale distributors and directly to hospitals and clinics. Revenue is recognized when evidence of an arrangement exists, pricing is fixed and determinable, collection is reasonably assured, and shipment has occurred or title to the goods has been transferred to the buyer. Payment is due on a net basis in 30 days. If the customer is deemed not credit worthy, payment in advance is required. The Company's agreement with customers includes a right of return, but the return history of products is immaterial.  No allowance for returns is required for the years ended December 31, 2009, 2008 and 2007. Defective units are replaced at the request of the customer.

The Company enters into bill and hold arrangements from time to time with certain distributors pursuant to which the product is purchased by distributors for shipment at a later date.  The Company recognizes revenue on bill and hold arrangements when the following seven criteria have been met:   (1) the risk of ownership has passed to the buyer (2) the buyer has made a fixed commitment to purchase the goods, preferably in writing (3) the buyer, and not the seller, has requested that the transaction is on a bill and hold basis (4) there is a fixed schedule for delivery of the goods, indicating a delivery date that is reasonable and consistent with the buyer's business purpose (5) the buyer has not retained any specific performance obligations such that the earnings process is not complete (6) the ordered goods are segregated from the seller's inventory and is not being used to fill other orders and (7) the product must be complete and ready for shipment.   In addition, payment must be received and/or fixed payment dates be agreed with the customer pursuant to which the risk of collection is reduced to a minimal level.

ADVERTISING COSTS

The Company expenses the costs associated with advertising as incurred.  Costs incurred to fund the production of advertisements are reported as a prepaid expense if the related advertisement has not yet been broadcast.  Advertising expenses for the years ended December 31, 2009, 2008 and 2007 are $550, $5,132 and $4,515, respectively and are included in general and administrative expenses in the statements of operations.   Prepaid advertising cost incurred to fund the production of Infomericals was $34,014 and $0 at December 31, 2009 and December 31, 2008, respectively.

INCOME TAXES

The Company provides for deferred taxes in accordance with ASC Topic 740, “Income Taxes” (formerly SFAS No. 109, “Accounting for Income Taxes), which requires an asset and liability approach for measuring deferred taxes and liabilities due to temporary differences existing at year-end using currently enacted rates (See Note 13).  A valuation allowance is provided when necessary to reduce deferred tax assets to amounts expected to be realized.

BioElectronics Corporation (A Development Stage Company)
Notes to Financial Statements

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (CONTINUED)

The Company has adopted the provision within ASC Topic 740 for uncertain tax positions, which clarifies the accounting for uncertainty in tax positions taken or expected to be taken in a tax return, including issues relating to financial statement recognition and measurement. The tax effects from an uncertain tax position can be recognized in the financial statements only if the position is “more-likely-than-not” of being sustained if the position were to be challenged by a taxing authority. The assessment of the tax position is based solely on the technical merits of the position, without regard to the likelihood that the tax position may be challenged. If an uncertain tax position meets the “more-likely-than-not” threshold, the largest amount of tax benefit that is greater than 50 percent likely of being recognized upon ultimate settlement with the taxing authority, is recorded. The provisions for uncertain tax positions became effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings.  The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. These income tax returns are subject to examinations range from 2006 to 2008.

From time to time, the Company may be assessed interest or penalties by major tax jurisdictions, although any such assessments historically have been minimal and immaterial to the financial results. Our policy is that we recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense.

RESEARCH AND DEVELOPMENT

Research and development are costs of clinical studies that are charged to operations as incurred.  The Company incurred $38,107, $115,667 and $41,288 of such costs for the years ended December 31, 2009, December 31, 2008 and December 31, 2007.

SHIPPING AND HANDLING FREIGHT FEES AND COSTS

All amounts billed to a customer in a sales transaction related to shipping and handling represent revenues earned and are reported as revenue.  The costs incurred by the Company for shipping and handling are reported as part of cost of goods sold.  The Company includes freight costs in cost of goods sold.

COMPENSATED ABSENCES

The Company does not accrue for compensated absences and recognizes the costs of compensated absences when paid to employees.  Accordingly, no liability for such absences has been recorded in the accompanying financial statements.  Management believes the effect of this policy is not material to the accompanying financial statements.

STOCK BASED COMPENSATION

Effective January 1, 2006, the Company adopted the provisions of ASC Topic 718, “Compensation – Stock Compensation,” (formerly SFAS No. 123R “Stock Based Payment”) requiring that compensation cost relating to  stock based payment transactions be recognized in the financial statements. The cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense over the employee’s requisite service period (generally the vesting period of the equity award).

BioElectronics Corporation (A Development Stage Company)
Notes to Financial Statements

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (CONTINUED)

Prior to January 1, 2006, the Company accounted for stock based compensation as permitted under ASC Topic 718, using the intrinsic value method. The fair value of options that were not vested as of January 1, 2006 was calculated using the Black-Scholes method and those amounts were recorded as stock-based compensation prospectively over the remaining service period.

NET LOSS PER SHARE

The Company calculates basic and diluted net loss per share in accordance with ASC Topic 260, “Earnings Per Share” (formerly SFAS No. 128, “Earnings Per Share”), which requires the presentation of “basic” and “diluted” net loss per share on the face of the statement of operations. Basic and diluted net loss per share is computed by dividing net loss by the weighted-average number of outstanding shares of common stock. Convertible debt instruments, warrants, and options to purchase common stock are included as common stock equivalents only when dilutive. For the years ended December 31, 2009, 2008 and 2007 the Company reported net losses, as a result there is no difference between basic and diluted shares for each of the years presented.

ISSUANCE OF STOCK FOR NON-CASH CONSIDERATION

All issuances of the Company’s stock for non-cash consideration have been assigned a per share amount determined with reference to either the market value of the shares issued or the value of consideration received, whichever is more readily determinable.  The majority of the non-cash consideration pertains to services rendered by consultants and others.  The fair value of the services received was used to record the related expense in the statement and value attributed to the shares issued.

The Company’s accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of ASC Topic 505-50, “Equity-Based Payments to Non-Employees”  (formerly EITF No. 96-18, Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring , or in Conjunction with Selling, Goods or Services and EITF No. 00-18, Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to Other Than Employees).  The measurement date for the fair value of the   equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor’s performance is complete.

STOCKHHOLDERS’ EQUITY TRANSACTION

On June 18, 2009, the Company authorized to increase the number of authorized common shares from 750,000,000 to 1,000,000,000.  Subsequently, on July 9, 2009, the Company further increased the authorized common shares to 1,500,000,000.

BioElectronics Corporation (A Development Stage Company)
Notes to Financial Statements

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (CONTINUED)

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company’s financial instruments consist primarily of cash, trade and other receivables, accounts payable, accrued liabilities, loans and notes payable. The carrying amounts of such financial instruments approximate their respective estimated fair value due to the short-term maturities and approximate market interest rates of these instruments.  The estimated fair value is not necessarily indicative of the amounts the Company would realize in a current market exchange or from future earnings or cash flows.  The Company adopted ASC Topic 820-10, “Fair Value Measurements and Disclosures” (formerly SFAS No. 157, “Fair Value Measurements”), which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.  The standard provides a consistent definition of fair value which focuses on an exit price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  The standard also prioritizes, within the measurement of fair value, the use of market-based information over entity specific information and establishes a three-level hierarchy for fair value measurements based on the nature of inputs used in the valuation of an asset or liability as of the measurement date.

The three-level hierarchy for fair value measurements is defined as follows:

·	Level 1 – inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets;

·
Level 2 – inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability other than quoted prices, either directly or indirectly including inputs in markets that are not considered to be active;

·	Level 3 – inputs to the valuation methodology are unobservable and significant to the fair value measurement

An investment’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

RECLASSIFICATIONS

Certain amounts in the prior year's financial statements have been reclassified to conform to the current year's presentation.

BioElectronics Corporation (A Development Stage Company)
Notes to Financial Statements

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (CONTINUED)

RECENT ACCOUNTING PRONOUNCEMENTS

Accounting Standards Codification

In June 2009, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles (the “Codification”). This standard replaces SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles, and establishes only two levels of U.S. generally accepted accounting principles (“GAAP”), authoritative and nonauthoritative. The FASB ASC has become the source of authoritative, nongovernmental GAAP, except for rules and interpretive releases of the SEC, which are sources of authoritative GAAP for SEC registrants. All other nongrandfathered, non-SEC accounting literature not included in the Codification will become nonauthoritative. This standard is effective for financial statements for interim or annual reporting periods ending after September 15, 2009. The adoption of the Codification changed the Company’s references to GAAP accounting standards but did not impact the Company’s results of operations, financial position or liquidity.

Participating Securities Granted in Share-Based Transactions

Effective January 1, 2009, the Company adopted a new accounting standard included in ASC 260, Earnings Per Share (formerly FASB Staff Position (“FSP”) Emerging Issues Task Force (“EITF”) 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities). The new guidance clarifies that non-vested share-based payment awards that entitle their holders to receive nonforfeitable dividends or dividend equivalents before vesting should be considered participating securities and included in basic earnings per share. The Company’s adoption of the new accounting standard did not have a material effect on previously issued or current earnings per share.

Fair Value Measurement and Disclosure

Effective January 1, 2009, the Company adopted a new accounting standard included in ASC 820, Fair Value Measurements and Disclosures (“ASC 820”) (formerly FASB FSP No 157-2, Effective Date of FASB Statement No. 157), which delayed the effective date for disclosing all non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value on a recurring basis (at least annually). This standard did not have a material impact on the Company’s financial statements.

In April 2009, the FASB issued new guidance for determining when a transaction is not orderly and for estimating fair value when there has been a significant decrease in the volume and level of activity for an asset or liability. The new guidance, which is now part of ASC 820 (formerly FSP 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly), requires disclosure of the inputs and valuation techniques used, as well as any changes in valuation techniques and inputs used during the period, to measure fair value in interim and annual periods. In addition, the presentation of the fair value hierarchy is required to be presented by major security type as described in ASC 320, Investments — Debt and Equity Securities. The provisions of the new standard were effective for interim periods ending after June 15, 2009. The adoption of the new standard on April 1, 2009 did not have a material effect on the Company’s financial statements.

BioElectronics Corporation (A Development Stage Company)
Notes to Financial Statements

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (CONTINUED)

In April 2009, the Company adopted a new accounting standard included in ASC 820, (formerly FSP 107-1 and Accounting Principles Board (“APB”) 28-1, Interim Disclosures about Fair Value of Financial Instruments). The new standard requires disclosures of the fair value of financial instruments for interim reporting periods of publicly traded companies in addition to the annual disclosure required at year-end. The provisions of the new standard were effective for the interim periods ending after June 15, 2009. The Company’s adoption of this new accounting standard did not have a material effect on the Company’s financial statements.

In August 2009, the FASB issued new guidance relating to the accounting for the fair value measurement of liabilities. The new guidance, which is now part of ASC 820, provides clarification that in certain circumstances in which a quoted price in an active market for the identical liability is not available, a company is required to measure fair value using one or more of the following valuation techniques: the quoted price of the identical liability when traded as an asset, the quoted prices for similar liabilities or similar liabilities when traded as assets, or another valuation technique that is consistent with the principles of fair value measurements. The new guidance clarifies that a company is not required to include an adjustment for restrictions that prevent the transfer of the liability and if an adjustment is applied to the quoted price used in a valuation technique, the result is a Level 2 or 3 fair value measurement. The new guidance is effective for interim and annual periods beginning after August 27, 2009. The Company’s adoption of the new guidance did not have a material effect on the Company’s financial statements.

Derivative Instruments and Hedging Activities

Effective January 1, 2009, the Company adopted a new accounting standard included in ASC 815, Derivatives and Hedging (SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of SFAS No. 133). The new accounting standard requires enhanced disclosures about an entity’s derivative and hedging activities and is effective for fiscal years and interim periods beginning after November 15, 2008. Since the new accounting standard only required additional disclosure, the adoption did not impact the Company’s financial statements.

Other-Than-Temporary Impairments

In April 2009, the FASB issued new guidance for the accounting for other-than-temporary impairments. Under the new guidance, which is part of ASC 320, Investments — Debt and Equity Securities (formerly FSP 115-2 and 124-2, Recognition and Presentation of Other-Than-Temporary Impairments), an other-than-temporary impairment is recognized when an entity has the intent to sell a debt security or when it is more likely than not that an entity will be required to sell the debt security before its anticipated recovery in value. The new guidance does not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities and is effective for interim and annual reporting periods ending after June 15, 2009. The Company’s adoption of the new guidance did not have a material effect on the Company’s financial statements.

BioElectronics Corporation (A Development Stage Company)
Notes to Financial Statements

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (CONTINUED)

Subsequent Events

In May 2009, the FASB issued new guidance for subsequent events. The new guidance, which is part of ASC 855, Subsequent Events (formerly SFAS No. 165, Subsequent Events) is intended to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Specifically, this guidance sets forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. The new guidance is effective for fiscal years and interim periods ended after June 15, 2009 and will be applied prospectively. The Company’s adoption of the new guidance did not have a material effect on the Company’s financial statements. Management has evaluated the impact of events occurring after December 31, 2009 up to the date of issuance of these financial statements. These statements contain all necessary adjustments and disclosures resulting from that evaluation.

Accounting Standards Not Yet Effective

Accounting for the Transfers of Financial Assets

In June 2009, the FASB issued new guidance relating to the accounting for transfers of financial assets. The new guidance, which was issued as SFAS No. 166, Accounting for Transfers of Financial Assets, an amendment to SFAS No. 140, was adopted into Codification in December 2009 through the issuance of Accounting Standards Updated (“ASU”) 2009-16. The new standard eliminates the concept of a “qualifying special-purpose entity,” changes the requirements for derecognizing financial assets, and requires additional disclosures in order to enhance information reported to users of financial statements by providing greater transparency about transfers of financial assets, including securitization transactions, and an entity’s continuing involvement in and exposure to the risks related to transferred financial assets. The new guidance is effective for fiscal years beginning after November 15, 2009. The Company does not expect that the provisions of the new guidance will have a material effect on its financial statements.

 Accounting for Variable Interest Entities

In June 2009, the FASB issued revised guidance on the accounting for variable interest entities. The revised guidance, which was issued as SFAS No. 167, Amending FASB Interpretation No. 46(R), was adopted into Codification in December 2009 through the issuance of ASU 2009-17. The revised guidance amends FASB Interpretation No. 46(R), Consolidation of Variable Interest Entities, in determining whether an enterprise has a controlling financial interest in a variable interest entity. This determination identifies the primary beneficiary of a variable interest entity as the enterprise that has both the power to direct the activities of a variable interest entity that most significantly impacts the entity’s economic performance, and the obligation to absorb losses or the right to receive benefits of the entity that could potentially be significant to the variable interest entity. The revised guidance requires ongoing reassessments of whether an enterprise is the primary beneficiary and eliminates the quantitative approach previously required for determining the primary beneficiary. The Company does not expect that the provisions of the new guidance will have a material effect on its financial statements.

BioElectronics Corporation (A Development Stage Company)
Notes to Financial Statements

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (CONTINUED)

Revenue Recognition

In October 2009, the FASB issued ASU 2009-13, Multiple-Deliverable Revenue Arrangements. The new standard changes the requirements for establishing separate units of accounting in a multiple element arrangement and requires the allocation of arrangement consideration to each deliverable based on the relative selling price. The selling price for each deliverable is based on vendor-specific objective evidence (“VSOE”) if available, third-party evidence if VSOE is not available, or estimated selling price if neither VSOE or third-party evidence is available. ASU 2009-13 is effective for revenue arrangements entered into in fiscal years beginning on or after June 15, 2010. The Company does not expect that the provisions of the new guidance will have a material effect on its financial statements.

In October 2009, the FASB issued Accounting Standards Update No. 2009-14, "Certain Revenue Arrangements That Include Software Elements" ("ASU No. 2009-14"). ASU No. 2009-14 amends guidance included within ASC Topic 985-605 to exclude tangible products containing software components and non-software components that function together to deliver the product’s essential functionality.  Entities that sell joint hardware and software products that meet this scope exception will be required to follow the guidance of ASU No. 2009-13.  ASU No. 2009-14 is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010.  Early adoption and retrospective application are also permitted.  The Company does not expect that the provisions of the new guidance will have a material effect on its financial statements.

NOTE 3 – GOING CONCERN

The Company’s financial statements have been prepared on a going concern basis which contemplates the realization of assets and the liquidation of liabilities in the ordinary course of business.  The Company has incurred substantial losses from operations.  The Company sustained a net loss of $259,977 for the year ended December 31, 2009.  The Company is currently looking for financing to provide the needed funds for operations.  However, the Company can provide no assurance that it will be able to obtain the financing it needs to continue its efforts for market acceptance, U.S. FDA approval and to maintain operations and alleviate doubt about its ability to continue as a going concern.

BioElectronics Corporation (A Development Stage Company)
Notes to Financial Statements

NOTE 4 - INVENTORY

The components of inventory as of December 31, 2009 and 2008 are:

	2009	2008
Raw materials	$27,900	$21,662

Finished goods	173,459	43,430
	$201,359	$65,092

NOTE 5 – PROPERTY AND EQUIPMENT

Property and equipment consists of the following at December 31:

	2009	2008
Machinery & Equipment	$86,620	$86,620
Leasehold improvements	6,882	6,882

	93,502	93,502
Less: accumulated depreciation	(79,921)	(65,342)
Total property and equipment, net	$13,581	$28,160

Depreciation expenses recorded related to property and equipment were $14,579, $15,099 and $19,419 for the years ended December 31, 2009, December 31, 2008 and December 31, 2007, respectively.

NOTE 6 – NOTES PAYABLE

Senior Secured Convertible Notes

On December 8, 2005, the Company entered into a Subscription Agreement wherein the Subscribers (“the Investors”) agreed to purchase up to $1 million of 8% promissory notes of the Company, convertible into shares of the Company’s common stock at a per share convertible price set forth in the Agreement, and share purchase warrants to purchase shares of the Company’s common stock.  On the Initial Closing Date, the Investors purchased a total of $750,000 of Senior Secured Convertible Notes ("the Initial Closing Notes").

BioElectronics Corporation (A Development Stage Company)
Notes to Financial Statements

NOTE 6 – NOTES PAYABLE (CONTINUED)

The Investors also agreed to purchase an additional $250,000 (“the Second Closing Purchase Price”) of Notes (the "Additional Notes") on the Second Closing Date, which was defined as the third business day after the Actual Effective Date of the Registration Statement, which is described below.  Both the Initial Closing Notes and the Additional Notes bear interest at a fixed rate of 8% per annum, payable monthly. The Initial Closing Notes and the Additional Notes were initially convertible into 3,000,000 shares and 1,000,000 shares, respectively, of the Company's common stock at the lesser of (a) the Fixed Conversion Price of $0.25 per share, or (b) 85% of the Volume Weighted Average Price (“the VWAP”) for the 10 trading days preceding conversion.  The Notes are collateralized by a security interest in substantially all of the Company’s assets.

The Company issued Class A share purchase warrants along with the Initial Closing Notes.  One Class A warrant was issued to each Investor for each common stock share which would be issued to the Investor assuming the complete conversion of the Notes on such closing date at the conversion price in effect at that date (for a total 3,000,000 warrants).  The warrant exercise price was equal to 120% of the closing bid price on the Initial Closing Date for the last trading day preceding the Initial Closing Date, not to exceed $0.50 per share.  The Class A warrants were exercisable until 5 years after each closing date.

The Company also issued Class B share purchase warrants to the Investors.  An aggregate of 750,000 Class B warrants were issued to the Investors on the Initial Closing Date, and an aggregate of 250,000 Class B warrants were to be issued to the Investors on the Second Closing Date.  The Company ultimately issued a total of 1,000,000 Class B warrants to the Investors.  The warrant exercise price for the Class B warrants was $0.55 per share.  The Class B warrants were to be exercisable until the Registration Statement was effective, as described below, for 180 days.

The Subscription Agreement contained registration rights that were granted to the holders of the Company’s common stock issued upon note conversion. The registration rights contained a provision wherein a Registration Statement was to be filed with the U.S. Securities and Exchange Commission (“SEC”) within 45 days after the Initial Closing Date, and the Registration Statement had to be declared effective not later than 75 days after the Initial Closing Date, or within 115 days if there was an SEC review.  Failure to comply with these dates would constitute a Non-Registration Event, which would make all principal and accrued interest on the notes become immediately due and payable, under which the Investors could assess, as Liquidated Damages, an amount calculated on a daily basis at a rate of 2% for each 30 days of the Purchase Price of the Notes remaining unconverted and purchase price of Shares issued upon conversion of the Notes.  The Liquidated Damages, at the option of the Company, may be paid in cash or additional shares of its common stock.  Also, the interest rate on the Notes would increase to a Default Rate of 15% per annum until the Registration Statement was filed.

BioElectronics Corporation (A Development Stage Company)
Notes to Financial Statements

NOTE 6 – NOTES PAYABLE (CONTINUED)

The Company filed a Registration Statement on February 13, 2006 but the statement was not declared effective within 75 days of the Initial Closing Date, therefore a Non-Registration Event was asserted by the Investors. As a result, the Investors allowed the Company to amend the Subscription Agreement on June 16, 2006 (“the June 16, 2006 Modification and Amendment Agreement”) in which the Company was permitted to file an amended Registration Statement no later than June 16, 2006.  Due to the Non-Registration Event, liquidated damages were accrued through June 16, 2006, and were payable in the form of Notes.  Additionally, the Notes Fixed Conversion Price was changed from $0.25 to $0.18 per share.  The Company recorded liquidated damages of $76,500 in 2006, and issued 443,000 Class B Warrants to the Investors. In the Modification and Amendment Agreement, the Investors agreed to accelerate a funding of an aggregate of $100,000 of the Second Closing Purchase Price (“Interim Funding”).  The balance of the Second Closing Purchase Price was to be funded on the Second Closing Date pursuant to the Subscription Agreement. The Investors also agreed to waive additional Liquidated Damages payable in connection with the initial 60 day period following the Closing Date of the Interim Funding.

On June 16, 2006, the Registration Statement was not declared effective, and it was withdrawn by the Company on July 13, 2006.  As a result, the Company entered into a second Modification and Amendment agreement on August 14, 2006, under which the Company agreed to file an amendment to the Registration Statement no later than August 14, 2006. The second Modification and Amendment agreement resulted in the purchase by the Investors of $100,000 of Notes (“the Interim Funding Notes”) under the Interim Funding provisions of the June 16, 2006 Modification and Amendment Agreement. The investors also agreed to waive the accrual of interest on liquidated damages for a period up to sixty days until October 14, 2006. If the Registration Statement was not filed and not declared effective by this date, interest on the liquidated damages would begin to accrue until the Registration Statement was declared effective.

The Registration Statement was filed on August 14, 2006, but was not declared effective on October 14, 2006. Therefore, interest on the Liquidated Damages of $3,507 was accrued by the Company from October 14, 2006 to December 31, 2006, and was payable in the form of Notes.

During the year ended December 31, 2007, the Company issued 1,577,652 shares of the Company’s common stock at conversion prices ranging from $.06 to $.18 per share in complete satisfaction of an Investor’s convertible promissory notes. The principal amount of the notes, Liquidated Damages and accrued interest totaled $133,749. In addition, the remaining Investors converted Notes, Liquidated Damages and accrued interest totaling $175,070, into 2,654,576 shares of the Company’s common stock at conversion prices ranging from $.06 to $.07 per share. At December 31, 2007, the balance of the Notes, Liquidated Damages and accrued interest was $847,118.

BioElectronics Corporation (A Development Stage Company)
Notes to Financial Statements

NOTE 6 – NOTES PAYABLE (CONTINUED)

On May 28, 2008, the Company entered into a third amendment of the Subscription Agreement, under which the Company immediately converted $50,000 (total conversion of $100,000) of the amounts owed to the two remaining investors, at a conversion price of $.025 into 2,000,000 (4,000,000 total) shares of the Company’s common stock. The fixed conversion price for the remaining face amount of the Notes and Additional Notes was changed to $.06 per share. In addition, commencing 76 days after the date of the third amendment, August 11, 2008, the Company began making amortizing payments of $20,000 monthly towards the outstanding amounts due on the Notes until the Notes were repaid in full, whether by the payment of cash or by conversion at the Company’s election. The conversion rate for the $20,000 payment amounts was to be calculated on the lesser of (a) the Fixed Conversion Price of $.06 per share, or (b) 85% of the VWAP for the 10 trading days preceding the payment date. During the year ended December 31, 2008, the Company paid five monthly $20,000 amortizing payments ($100,000 total) towards the balance of the Notes. In addition, the Company issued 9,150,331 shares of the Company’s common stock at conversion prices ranging from $.03 to $.04 per share in conversion of Notes, Liquidated Damages and accrued interest totaling $240,308. At December 31, 2008, the balance of the Notes, Liquidated Damages and accrued interest were $574,092.

During the first and second quarters of the year ended December 31, 2009, the Company made four cash payments during the year of 2009 totaling $62,000 towards the balance of the Notes.  There were further interest accruals totaling $52,656 during the year of December 31, 2009.  As at December 31, 2009, the Company converted the remaining balance of notes payable ($564,748) into 466,488,207 shares of the Company’s common stock, at a conversion price of $.0012.  The notes payable was fully converted as at December 31, 2009.

As required by ASC Topic 815, Accounting for Derivative Instruments and Hedging Activities, a discount of $731,293 was recorded started December 8, 2005 against the face amount of the Notes that has been amortized over the two year term of the notes to their maturity date.  The fair value of the warrants issued of $731,293 was calculated using the Black Scholes option pricing model based on the following assumptions: (1) risk free interest rate of 4.21%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of the Company’s common stock of 40%; and (4) an expected life of the warrants of 5 years. Additionally, the proceeds were allocated between the notes and warrants using the relative fair value method. During the years ended December 31, 2009, 2008 and 2007, amortization of the discount as interest expense was $0, $0, and $350,589, respectively.

BioElectronics Corporation (A Development Stage Company)
Notes to Financial Statements

NOTE 6 – NOTES PAYABLE (CONTINUED)

The following table summarizes the activity of the Senior Secured Convertible Notes from December 31, 2005 through December 31, 2009:

Convertible Notes

Balance, December 31, 2005	$750,000
Proceeds from notes payable	100,000
Liquidated damages	76,500
Accrual of interest	110,965
Conversion of notes payable	-

Balance, December 31, 2006	1,037,465
Accrual of interest	117,772
Conversion of notes payable into 4,232,228 shares	(308,119)

Balance, December 31, 2007	847,118
Accrual of interest	67,282
Repayments of notes payable	(100,000)
Conversion of notes payable into 9,150,331 shares	(240,308)

Balance, December 31, 2008	574,092
Accrual of interest	52,656
Repayments of notes payable	(62,000)
Conversion of notes payable into 466,288,207 shares	(564,748)

Balance, December 31, 2009	$-

Interest expense incurred on the above notes, which included amortization of the note discount, for the years ended December 31, 2009, 2008 and 2007 was $52,656, $67,282, and $468,361, respectively.

Insurance Premium Financing

During 2009, the Company entered into an insurance premium financing agreement with an independent company to purchase insurance policies for directors’ and officers’ liability, general liability and product liability.  The annual interest rate was 6.26%.  The total amount financed was $29,295 with payments of $16,641 made during the year ended December 31, 2009.  The interest expense for this note was $982 per the year ended December 31, 2009.  The outstanding payable balance at December 31, 2009 was $12,654, which is due in full by May 31, 2010.

BioElectronics Corporation (A Development Stage Company)
Notes to Financial Statements

NOTE 7 – RELATED PARTY NOTES PAYABLE

On January 1, 2005, the Company entered into an unsecured revolving convertible promissory note agreement (“the Revolver”) with IBEX, LLC (“IBEX”) a related party, for a maximum limit of $2,000,000, with interest at the Prime Rate plus 2%, and all accrued interest and principal due on or before January 1, 2015, whether by the payment of cash or by conversion into shares of the Company’s common stock. The Revolver is convertible at various conversion prices based on the VWAP for the 10 trading days preceding the date of conversion.  IBEX, LLC is a limited liability company, whose President is the daughter of the President of the Company.

During the year ended December 31, 2007, IBEX converted $910,000 of the Revolver’s outstanding balance and received 26,000,000 shares of the Company’s common stock at conversion prices ranging from $.02 to $.10 per share.

During the year ended December 31, 2008, IBEX converted $722,400 of the Revolver’s outstanding balance and received 57,000,000 shares of the Company’s common stock at conversion prices ranging from less than $.01 to $.02 per share.  At December 31, 2008, the balance of the Revolver was $1,099,722.

During the year ended December 31, 2009, IBEX converted $529,100 of the Revolver’s outstanding balance and received 439,500,000 shares of the Company’s common stock at conversion prices at less than $.01 per share.  At December 31, 2009, the balance of the Revolver was $1,287,954.

In addition to the Revolver as described above, on August 1, 2009, the Company entered into a convertible promissory note agreement with IBEX, for $519,920, with simple interest at 8% per annum.  All accrued interest and principal are due on or before August 31, 2011, whether by the payment of cash or by conversion into shares of the Company’s common stock.  The promissory note is convertible equal to the quotient of (i) a sum equal to the entire outstanding principal and interest, divided by (ii) the conversion price of $.019 per share.  According to the Security Agreement dated August 1, 2009, the Company grants IBEX a security interest in, all of the right, title, and interest of the Company, in and to all of the Company’s personal property and intellectual property, and all proceeds or replacements as collaterals.

The Company has entered into related party loans with various stockholders of the Company. The loans are interest-bearing at rates consisting of prime plus 2.0% (5.25% at December 31, 2009 and 7.00% at December 31, 2008) and stated rates at 8% with no stated maturity dates.  During the year ended December 31, 2009, the Company obtained an additional loan of $1,033,249 from the shareholders and made payments of $893,000.  The amounts owed to the stockholders other than IBEX as of December 31, 2009 and 2008 were $0 and $498,757, respectively.

BioElectronics Corporation (A Development Stage Company)
Notes to Financial Statements

NOTE 7 – RELATED PARTY NOTES PAYABLE (CONTINUED)

Maturities of notes payable at December 31, 2009 are:

2010	$-
2011	536,222
2012	-
2013	-
2014	-
Thereafter	1,287,954

Total	$1,824,176

Interest expense incurred on the related party notes payable for the years ended December 31, 2009, 2008 and 2007 was $57,388, $124,800 and $119,682, respectively.

NOTE 8 – LOSS PER SHARE

The following table sets forth the computation of basic and diluted share data:

Common Stock:	2009	2008	2007
Weighted average number of shares outstanding – basic	982,246,684	178,826,253	90,906,674

Effect of dilutive securities:
Options and Warrants	-	-	-
Weighted average number of shares outstanding – diluted	982,246,684	178,826,253	90,906,674

Options and Warrants not included above (anti-dilutive)
Options to purchase common stock	350,000	350,000	350,000
Warrants to purchase common stock	332,000	4,844,444	5,144,444

	682,000	5,194,444	5,494,444

BioElectronics Corporation (A Development Stage Company)
Notes to Financial Statements

NOTE 9 - STOCK OPTION PLANS/STOCK BASED COMPENSATION

On November 30, 2004, as amended March 22, 2005, the Company adopted the BioElectronics Equity Incentive Plan (''the Plan''), for the purpose of providing incentives for officers, directors, consultants and key employees to promote the success of the Company, and to enhance the Company's ability to attract and retain the services of such persons.  The Plan reserves 10 million shares of common stock for issuance. The options may be incentive, nonqualified or stock appreciation rights.

Option awards are granted with an exercise price equal to Company's bid price on the Pink Sheets on the date of grant, which is fair value. The options vest over three years of continuous service and are exercisable over five years from the date of grant.

On exercise of a stock appreciation right, the holder may receive shares of common stock and cash equal to the excess of the fair market value of the common stock at the date of exercise over the option price. Stock appreciation rights may be exercised five years from the date of grant.  As of December 31, 2009 no stock appreciation rights have been granted.

The following table sets forth options, granted, cancelled, forfeited and outstanding:

	Number of Shares	Aggregate Grant Date Fair Value	Weighted Average Exercise Price
December 31,2006	350,000	$42,000	$0.30
Granted	-	-	-
Exercised	-	-	-
Forfeited / Canceled	-	-	-
Outstanding, December 31, 2007	350,000	42,000	0.30
Granted	-	-
Exercised	-	-	-
Forfeited / Canceled	-	-	-
Outstanding, December 31, 2008	350,000	42,000	0.30
Granted	-	-
Exercised	-	-	-
Forfeited / Canceled	-	-	-
Outstanding, December 31, 2009	350,000	$42,000	$0.30

 Summary information about the Company's stock options outstanding at December 31, 2009:

		Weighted Average
Exercise	Options	Remaining Years of	Weighted Average	Options	Weighted Average
Price	Outstanding	Contractual Life	Exercise Price	Exercisable	Exercise Price

$.30	350,000	1.0	$.30	350,000	$.30

As of December 31, 2009, and 2008 the Company had 350,000 options exercisable and 4,115,000 available for future grant.

BioElectronics Corporation (A Development Stage Company)
Notes to Financial Statements

NOTE 9 - STOCK OPTION PLANS/STOCK BASED COMPENSATION (CONTINUED)

The Company adopted the provisions of ASC Topic 718 in the beginning of 2006.  ASC Topic 718 requires that compensation cost relating to share-based payment transactions be recognized as an expense over the service period or vesting term.  Accordingly, compensation costs recognized for the stock option plan for the years ended December 31, 2009, 2008 and 2007 totaled $0, $0, and $14,000, respectively.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for options granted are:

Assumptions
Risk-free interest rate	3.64%
Dividend yield	0%
Expected life of option grants	5 years
Expected stock price volatility	40%

The Company's computation of the expected stock price volatility is based primarily upon historical volatility and the expected term of the option.  The expected term is based on the historical exercise experience under the share-based plans of the underlying award and represents the period of time the share-based awards are expected to be outstanding.  The interest rate is based on the U.S. Treasury yield in effect at the time of grant for a period commensurate with the estimated expected life.  The forfeiture rate is based on historical data.

NOTE 10 - WARRANTS

On April 4, 2005, the Company sold 3,420,000 shares of Common Stock for $1,026,000 in a private placement and issued 3,911,500 warrants, including 491,500 agent's warrants, (''PPM Warrants'') to purchase 3,911,500 shares of the Company's Common Stock.

On December 8, 2005, the Company issued $750,000 of Senior Secured Convertible Notes and agreed to issue an additional $250,000 of Notes (see Note 6).  In connection with this financing, the Company issued warrants ("Investor Warrants") to purchase a total of 3,000,000 shares of the Company's common stock, and issued additional warrants (“Broker Warrants”) to a broker to purchase 300,000 shares of the Company’s common stock.

On August 14, 2006, the Company issued an additional $100,000 of Senior Secured Convertible Notes (see Note 6). In connection with this financing, the Company issued warrants (“Additional Investor Warrants”) to purchase a total of 1,000,000 shares of the Company’s common stock, and issued additional warrants to a broker to purchase 69,444 shares of the Company’s common stock. In addition, the Company accrued liquidated damages of $76,500 due to the Non-Registration Event (see Note 6). In connection with these liquidated damages, the Company issued warrants to purchase a total of 443,000 shares of the Company’s common stock.

During the years ended December 31, 2008, 2007 and 2006, no warrants were exercised. However, during the years ended December 31, 2008 and 2007, the Broker Warrants to purchase 300,000 shares of the Company’s common stock expired and 3,579,500 of the PPM Warrants expired.   During the year ended December 31, 2009, 4,512,444 warrants were exercised in cashless transactions, resulting in 4,446,553 shares of the Company’s common stock.

BioElectronics Corporation (A Development Stage Company)
Notes to Financial Statements

NOTE 10 – WARRANTS (CONTINUED)

The warrants did not contain a beneficial exchange feature at the date of the agreement. As required by ASC Topic 815, Accounting for Derivative Instruments and Hedging Activities, the warrants were valued at $731,293 and this value was recorded as a discount against the face amount of the Notes that has been amortized over the two year term of the notes to their maturity date. The fair value of the warrants issued of $731,293 was calculated using the Black Scholes option pricing model based on the following assumptions: (1) risk free interest rate of 4.21%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of the Company’s common stock of 40%; and (4) an expected life of the warrants of 5 years. Additionally, the proceeds were allocated between the notes and warrants using the relative fair value method. During the years ended December 31, 2009, 2008 and 2007, amortization of the discount as interest expense was $0, $0, and $350,589 respectively.

The exercise price of the investor warrants are subject to adjustment in certain events, including split-ups or combinations of common stock, dividends payable in common stock, and the issuance of rights to purchase additional shares of common stock or to receive other securities or rights convertible into or entitling the holder to receive additional shares of common stock without payment of any consideration.  In addition, if the Company sells any shares or any instrument convertible into such, at a price per share that is less than the conversion price, then the warrant price will automatically be lowered to that new price.  The shares underlying the warrants are subject to a registration rights agreement. The outstanding warrants provide the holder with the right to convert one warrant for one share of the Company’s common stock at the stated exercise price. The majority of the outstanding warrants have a cashless exercise feature.

The Investor Warrants, Additional Investor Warrants, and Broker Warrants are redeemable by the Company at a price of $.01 per investor warrant at any time prior to their exercise or expiration upon 30 days written notice provided that the closing stock price for the Common stock for at least thirty days has been $1.00 per share and the shares underlying the warrants have been registered.

At December 31, 2009 and 2008, 332,000 and 4,844,444 warrants were outstanding, respectively.

The following table summarizes information for warrants outstanding and exercisable at December 31, 2009:

			Options
			outstanding
			weighted average
Exercise		Original	remaining life
Price	Number	Term (Years)	in years
$0.33	332,000	5	0.67

BioElectronics Corporation (A Development Stage Company)
Notes to Financial Statements

NOTE 10 – WARRANTS (CONTINUED)

The following schedule summarizes the activity involving stock warrants for the years ended December 31:

	2009		2008
		Weighted		Weighted
		Average		Average
	Shares	Exercise	Shares	Exercise
	Outstanding	Price	Outstanding	Price
Beginning of year	4,844,444	$0.452	5,144,444	$0.448
Granted	-	-	-	-
Exercised	(4,512,444)	0.0012	-	-
Expired			(300,000)	0.39
End of year	332,000	$0.33	4,844,444	$0.452

Exercisable	332,000	$0.33	4,844,444	$0.452

NOTE 11 - VENDOR AND CUSTOMER CONCENTRATION

During the year ended December 31, 2009, four vendors accounted for more than 10% of the Company’s total purchases, $101,094, $52,001, $40,946, and $30,125, totaling 78% of total purchases.  Three customers accounted for 51% (23%, 15% and 13% respectively) of total revenues for 2009.

During the year ended December 31, 2008, one vendor accounted for more than 10% of the Company’s total purchases or $50,985. Three customers, new to the Company, accounted for 51% (17%, 11% and 23%, respectively) of total revenues.

For the year ended December 31, 2007, the Company had three vendors individually accounting for more than 10% of the Company’s purchases, $24,600, $29,600 and $11,900, totaling 66.39% of total purchases.  A new customer to the Company accounted for 20% of total revenues.

The Company has never relied exclusively upon any of its vendors for on-going purchases, the components of the Company’s products are all readily available commodities and the Company has multiple sources for procuring its inventory.

BioElectronics Corporation (A Development Stage Company)
Notes to Financial Statements

NOTE 12 – COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

The Company leases warehouse, manufacturing and office space under various non-cancelable operating leases expiring in various years through 2011.  The Company also leases office equipment under a non-cancelable operating lease expiring in 2014. In the normal course of business, operating leases are generally renewed or replace by other leases.  The future minimum lease payments as of December 31 for each of the next five years and in the aggregate, are as follows:

	PAYMENTS DUE BY PERIOD
	2010	2011	2012	2013	2014	Total

Operating leases	$60,895	$52,403	$2,693	$2,693	$1,346	$120,030

The amount of rental expenses were $71,655, $51,301 and $39,803 for the year ended December 31, 2009, December 31, 2008 and December 31, 2007, respectively.

LITIGATION

Legal Matters

General

In the ordinary course of conducting its business, the Company may become involved in various legal actions and other claims, some of which are currently pending. Litigation is subject to many uncertainties and management may be unable to accurately predict the outcome of individual litigated matters. Some of these matters may possibly be decided unfavorably towards the Company.

The Company is involved, on a continuing basis, in monitoring our compliance with environmental laws and in making capital and operating improvements necessary to comply with existing and anticipated environmental requirements. While it is impossible to predict with certainty, management currently does not foresee such expenses in the future as having a material effect on the business, results of operations, or financial condition of the Company.

William Lyons v. BioElectronics Corporation

In 2005, a lawsuit was filed against the Company by William Lyons for alleged breach of contract and conversion claims associated with fees for services provided to the Company. Mr. Lyons alleged that Andrew Whelan, the president of the Company, the Company, and PAW II, a Maryland limited liability company, (collectively, “the Defendants”) reached an agreement to convey stock to Mr. Lyons.  The defendants deny that any such agreement was in place or that Mr. Lyons had the right to enforce such an agreement.

BioElectronics Corporation (A Development Stage Company)
Notes to Financial Statements

NOTE 12 – COMMITMENTS AND CONTINGENCIES (CONTINUED)

On May 29, 2009, through binding arbitration, Mr. Lyons was awarded approximately $1.2 million for his claims.  Subsequently, on June 25, 2009 the Company filed, in the Circuit Court of Frederick County, Maryland, a Petition to Vacate Arbitration Award issued by the arbitrator.  The Motion was denied by the Court on December 30, 2009.

On January 14, 2010, the Court entered Judgment in favor of Mr. Lyons and against the Defendants jointly and severally in the amount of $1,217,919.  The matter is now on appeal in the Maryland Court of Special Appeals.

As of the date of this filing, the Court of Special Appeals has not ruled on the Appeal. However, the Defendants intend to pursue the appeal toward either settlement or reversal. It is management’s opinion that, the court’s decision will be reversed on appeal or the amount of damages will be reduced because the arbitrator used information beyond the evidence to reach his verdict.  Management’s position is also that any Judgment against the Corporation is improper because Mr. Whelan and the other Board members present had no authority to make this agreement on behalf of the Company. If the claims are not vacated by the Court, the Board of Directors will pursue collection of the damages from the Directors who participated in the action.

At this time, the Company cannot accurately estimate actual damages to the claimants since the appeal is still pending. As a result of all the uncertainties, the outcome cannot be reasonably determined at this time and the Company is unable to estimate the loss, if any, in accordance with ASC Topic 450 “Contingencies” (formerly SFAS No. 5, “Accounting for Contingencies”).

NOTE 13 – INCOME TAXES

The income tax provision in the statements of operations for the years ended December 31, 2009, 2008 and 2007 consists of:

	2009	2008	2007
Current tax expense:
U.S. federal	$-	$-	$-
State and local	-	-	-

	-	-	-

Deferred tax expense:
U.S. federal	-	-	-
State and local	-	-	-

	-	-	-

Total income tax expense	$-	$-	$-

BioElectronics Corporation (A Development Stage Company)
Notes to Financial Statements

NOTE 13 – INCOME TAXES (CONTINUED)

For the years ended December 31, 2009, 2008 and 2007, the difference between the expected income tax benefit computed by applying the U.S. federal corporate income tax rate of 35% to loss before income taxes, and the reported income tax benefit is as follows:

	2009	2008	2007
Federal income tax benefit, at statutory tax rate	$(90,992)	$(708,600)	$(701,552)
State income taxes, net of related federal benefit	(8,138)	(156,857)	(67,149)
Nondeductible expenses	37,875	66,756	185,021
Change in valuation allowance	61,255	798,701	583,680

Total income tax benefit	$-	$-	$-

The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities at December 31, 2009, 2008 and 2007 are presented below:

	2009	2008	2007
Allowance for doubtful accounts	$13,639	$13,639	$13,364
Charitable contributions	2,502	2,502	2,452
Accrued expenses	121,891	104,438	-
Deferred tax assets-current	138,032	120,579	15,816
Less: Valuation allowance	(138,032)	(120,579)	(15,816)
Net deferred tax assets-current	-	-	-

Deferred tax assets-non-current:
Net operating loss carryforwards	1,641,716	1,473,691	699,355
Capitalized start-up expenses	1,928,645	2,052,868	2,133,266
Deferred tax assets-non-current	3,570,361	3,526,559	2,832,621
Less: Valuation allowance	(3,570,361)	(3,526,559)	(2,832,621)
Net deferred tax assets-non-current	-	-	-

Total net deferred tax asset	$-	$-	$-

As of December 31, 2009, the Company had net operating losses of approximately $4.1 million that can be carried forward for up to twenty years and deducted against future taxable income  (December 31, 2008 - $3.7 million).   The net operating losses expire in various years through 2029.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which these temporary differences become deductible.  Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.

BioElectronics Corporation (A Development Stage Company)
Notes to Financial Statements

NOTE 13 – INCOME TAXES (CONTINUED)

Based on available evidence, the Company’s managements believes it is more likely than not that the Company will not be able to realize the benefit of its net deferred tax assets as of December 31, 2009, 2008 and 2007 and that full valuation allowance is needed to reduce the net deferred tax asset to $0 for each year.   The valuation allowance at December 31, 2009, 2008 and 2007 was $3.6 million, $3.5 million and $2.8 million, respectively.   The increase in deferred tax assets and the related valuation allowance was approximately $61,000 for the year ended December 31, 2009 and $800,000 for the year ended December 31, 2008, primarily due to the operating losses of the Company.

NOTE 14 – RELATED PARTY TRANSACTIONS

In addition to the related party transactions disclosed in Note 7, BioElectronics signed a distribution agreement on February 9, 2009 with eMarkets Group, LLC (eMarkets) a company owned and controlled by a member of the board of directors and sister of the Company's president.   The agreement provides for eMarkets to be the exclusive distributor of the company's line of products to customers in certain countries outside of the United States for a period of three years.   The distribution agreement lists the prices to be paid for the company's products by eMarkets and provides for the company to provide training and customer support at its own cost to support the distributor's sales function.

Revenues for the year ended December 31, 2009 include $271,047 for sales and $63,496 for cost of goods sold to eMarkets, a related party, and a balance due from such company at December 31, 2009 of $165,297.

NOTE 15 – ADDITIONAL INCOME STATEMENT DISCLOSURES

Gross margin increased from 29% of sales during the year ended December 31, 2008 to 66% of sales during the year ended December 31, 2009 as a result of higher unit prices, lower production costs which arose primarily from improvements in productivity and lower defect rate.

General and administrative expenses included $551,288 and $543,108 during December 31, 2008 and December 31, 2007, respectively, of investor relations expense which were paid in the form of common stock.

Interest expenses included amortization of non-cash debt issuance costs of $350,589 during December 31, 2007.  These debt issuance costs were fully amortized by the end of December 31, 2007.

NOTE 16 – SUBSEQUENT EVENTS

During 2010, the Company’s focus has been on obtaining additional domestic and international distribution channels and completing additional clinical trials, eliminating debt and strengthening the balance sheet.  The primary motivation for continued clinical trials is to obtain additional U.S. FDA approved therapeutic indications for existing and future products and to facilitate faster diffusion of the Company’s medical product line by the medical community.  Securing FDA approval is central to market entry and product acceptance.